                                 EXHIBIT 8.1.2.

                                  ACOSTA, INC.

                             BROKER-CLIENT CONTRACT
                             ----------------------

THIS Agreement is made this 10th day of January, 2005 by and between eChex, Incorporated, a corporation duly organized under the laws of the State of California, harem called the CLIENT, and Acosta, Inc. d/b/a Acosta Sales & Marketing Company, a corporation organized under the laws of the State of Delaware, herein called the BROKER.

         WHEREAS, CLIENT is a manufacturer and seller, of among other things, certain merchandise or products, as listed in Attachment No. 1 to this Agreement, and desires to secure the services of a BROKER in the territory hereinafter described, to negotiate the sales of said merchandise or products in CLIENT'S name and for its account; and

         WHEREAS, BROKER is desirous of securing the exclusive right to negotiate sales of said CLIENT'S products or merchandise in the territory.

         NOW THEREFORE, in consideration of the premises and covenants and undertakings herein contained.


                        IT IS MUTUALLY AGREED AS FOLLOWS:

1) TERRITORY. CLIENT hereby appoints BROKER, and BROKER hereby agrees to act for CLIENT, as its (or his, as the case maybe), sole and exclusive Representative for negotiations of sales of the merchandise or products hereinabove enumerated, subject to the terms, provisions and conditions hereof, within the territory as described in Attachment No. 2 to this Agreement.

2) SALES NEGOTIATIONS. All sales negotiations by BROKER for the account of CLIENT shall be conducted in accordance with such prices, terms and conditions as specified by CLIENT. All orders that BROKER solicits shall be subject to CLIENT's acceptance or rejection.

3) INDEPENDENT CONTRACTOR. It is further understood that BROKER shall act as an Independent Contractor of CLIENT, that neither BROKER nor its employees shall be considered employees of CLIENT, and neither party shall in any event be held liable or accountable for any obligations incurred by either party other than as specified herein, it being specifically understood that the respective businesses of each of the parties shall be operated separate and apart from each other.

4) CONFLICTS. In the event of product conflicts, both parties shall make every reasonable effort to reach an agreement on a method for BROKER to represent the products involved.

5) APPLICABLE LAW. The laws of the State of Florida shall govern the application and interpretation of this Agreement.


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6)       ENTIRE AGREEMENT. It is understood that this Agreement cancels and supersedes any and all prior agreements, oral or written. made between the parties hereto, and can only be modified by an agreement in writing, signed by all applicable parties.

7) ARBITRATION. Any, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment may be entered in any court having jurisdiction thereof.

8) SOLICITATION OF EMPLOYEES. CLIENT and BROKER agree that during the term of this Agreement and for a period of six-months thereafter, that neither party will solicit for hire, hire or otherwise encourage an employee of the other party to leave their current employment in any manner or for any reason whatsoever.


                          THE CLIENT AGREES AS FOLLOWS:

9) EXCLUSIVE REPRESENTATION. BROKER shall be the sole and exclusive Sales Representative of CLIENT for negotiating sales of the merchandise and products herein specified in the described territory, and CLIENT will either (a) make no sales of said merchandise and products in such territory other than those negotiated by BROKER, or (b) in case of sales made by CLIENT in such territory other than those negotiated by BROKER, or on sales made otherwise for shipment of CLIENT'S merchandise or products into the said territory for resale CLIENT will pay BROKER a commission or brokerage on the merchandise and products so sold at the rate specified in the following paragraph. Further, CLIENT agrees not to enter into any contract with any other Sales Representative in the territory specified herein during the life of this Agreement.

10) COMMISSIONS / RETAIL SERVICE FEES. Client agrees to the following commissions/fees:

         11) To pay BROKER without deduction or offset, a commission or brokerage, of xx% percent on each and every sale, as provided herein the said percentage rate of commission, or brokerage, to be computed on the price of the merchandise or products sold before discounts and allowances are figured, said brokerage payment to be made promptly within 10 days after the end of each month.

         12) Notwithstanding the amount due under the commission rate shown above, BROKER shall be paid a minimum fee of $xxxxxx for the services defined on Attachment C. Special Services not defined in Attachment C shall be compensated on an hourly basis or flat-fee as agreed upon from time to time.

         13) A monthly residual fee of $ xxxxxx per active account, per month, for each and every active card sold through, on behalf of/for, or directly by Acosta Sales and Marketing Company or companies. This fee shall be paid to Acosta Sales and Marketing in perpetuity, and/or as long as the account is active with client, and is not subject to the length of term provision contained in this contract.

14) CLIENT shall use a third-party card processor to maintain accurate records, books and accounts regarding sales made under this Agreement. CLIENT shall require


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        third-party processor to calculate and make monthly payments direct to
        BROKER according to the terms of this Agreement. CLIENT shall notify BROKER at least thirty (30) days prior to change of third-party card processor. BROKER agrees to accept payment from third-party process. BROKER shall have the right to review and inspect from time to time (upon reasonable prior notice) such records, books and accounts, to confirm that amounts paid or to be paid by CLIENT hereunder were correctly calculated in accordance with the terms of the Agreement. BROKER shall have the right to have its internal/external auditors audit CLIENT's policies and procedures relating to CLIENT's operations, including, without limitation, those policies and procedures related to the services provided hereunder.

15) ELIGIBLE BUYERS. To permit BROKER, consistent with the terms of this Agreement, to negotiate sales to any and all prospective Buyers of CLIENT'S said products throughout the entire territory defined in Attachment 2, including all customer locations extending beyond the defined territory where the buying office is located within the defined territory or where the customer purchases CLIENT's products through a wholesaler located within the defined territory.

16) SHIPMENTS. To ship the merchandise or products sold as BROKER may specify. CLIENT shall he given reasonable notice with respect to the required shipments. CLIENT accepts full responsibility for granting credit to Buyers

17) SALES AND PROMOTIONAL POLICIES. To keep BROKER fully informed on all sales and promotional policies and programs affecting the specified territory.

18) INDEMNIFICATION. If any claim or action be made or filed against BROKER, claiming loss or injury of any nature whatsoever, as a result of defect in any merchandise, purchase or use of any product distributed by CLIENT or for actions by any employee of CLIENT, to defend, hold harmless and indemnify BROKER from any and all toss or damage, costs and expenses, including legal fees, incurred by it.


                          THE BROKER AGREES AS FOLLOWS:

19) CLIENT'S INSTRUCTIONS. To carryout CLIENT'S instructions with respect to the sales of the merchandise and products specified herein.

20) COMPETITIVE PRODUCTS. To not enter into any binding agreements with competitors for the term of the agreement.

21) REPORTING PURCHASE ORDERS AND NEGOTIATIONS. To promptly report all negotiations and purchase orders of specified merchandise and products for confirmation or approval by CLIENT, and in negotiating sales to prospective Buyers within the specified territory, to report negotiations to CLIENT.

22) ASSIST IN COLLECTIONS. To assist CLIENT in effecting prompt and full payment by Buyers for all deliveries of merchandise and products sold. The final determination as to credit and credit terms shall be made only by CLIENT.


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23)      CONTACT PROSPECTIVE BUYERS. To contact prospective Buyers in the assigned territory in furtherance of sales of specified merchandise and products of CLIENT.

24) INDEMNIFICATION. If any claim or action be made or filed against CLIENT, claiming loss or injury of any nature whatsoever; as a result of actions by any employee of BROKER, to defend, hold harmless and indemnify CLIENT from any and all loss or damage, costs and expenses, including legal fees, incurred by it.


                              DURATION OF AGREEMENT

25) TERM/TERMINATION. This agreement shall be for xxxxxx and shalt be automatically renewed for a xxxxxx period after the end of each xxxxxx term, unless either party gives written notice of non-renewal to the other at least 30 days prior to the end of their current term. Either party may terminate this agreement in the case of default by the other party to any of the terms of this agreement if such default shall have continued for a period of thirty (30) days after written notice specifying the same shall have been given by the defaulting party.

         a) In the event BROKER elects to terminate this Agreement, it is understood that BROKER will be paid commission earned, without deductions or offset, for all shipments of CLIENT'S products through the date of termination.

         b) In the event CLIENT elects to terminate this Agreement. it is understood that BROKER will be paid commission earned, without deductions or offset, for all shipments of CLIENT'S products through the date of termination and for a period of 30 days thereafter if Agreement is terminated without cause.

26) SPECIFIC TERMS AND CONDITIONS. Specific terms and conditions to the agreement are state in ATTACHEMENT C to this agreement and therefore ATTACHEMENT C is hereby incorporated and made part of this agreement.

         IN WITNESS WHEREOF. the parties hereto have signed this Agreement, thereunto duly authorized on the clay and year above written.


CLIENT:  eCHEX, Inc.
         --------------------------
         303 Twin Dolphin, 6th Flr
         --------------------------
         Redwood City, CA 94065
         --------------------------

By:      /s/ Madeleine Gestas
         --------------------------
         President
         --------------------------
         (Title)


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BROKER:  Acosta Sales & Marketing Co.
         ------------------------------
         6600 Corporate Center Parkway
         ------------------------------
         Jacksonville, FL 32216
         ------------------------------


By:      /s/ James C. Feeser
         ------------------------------
         James C. Feeser
         Director - Operational Control
         ------------------------------
         (Title)


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                                  ACOSTA, INC.

                             BROKER-CLIENT CONTRACT

                      ATTACHMENT # 1 - PRODUCT DESCRIPTIONS


        The eChex family of brands offered to the retail class of trade.






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                                  ACOSTA, INC.

                             BROKER-CLIENT CONTRACT

                           ATTACHMENT # 2 - TERRITORY


The United States and its territories for the Supermarket & Independent retail class of trade as defined as a retail outlet maintaining 3 or more checkstands per unit.





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                                  ACOSTA, INC.

                             BROKER-CLIENT CONTRACT

                  ATTACHMENT # C - SPECIFIC TERMS & CONDITIONS